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                                                                    Exhibit 99.1

Monday July 17, 2000 8:03 am Eastern Time
LSI Logic Corporation Press Release

LSI Logic Completes $420 Million Purchase of Communications Chip Company, DataPath Systems

LSI Logic Offers Complete ADSL Solution to Customers

MILPITAS, Calif., July 17 -- LSI Logic (NYSE: LSI) today announced the completion of its strategic acquisition of DataPath Systems, Inc., a leading provider of standard product solutions in the rapidly growing broadband communications market.

DataPath's product offerings include ADSL (Asynchronous Digital Subscriber Line) systems, cable modems and high-performance transceivers. The San Jose-based DataPath has approximately 130 employees, including about 115 design engineers.

The $420 million stock transaction follows the necessary regulatory reviews. The acquisition is expected to be accretive to LSI Logic's earnings before goodwill amortization (EBG) during 2001. "The DataPath purchase illustrates LSI Logic's strategy of using targeted acquisitions to amass critical intellectual property and products to accelerate our growth in high-volume communications markets, such as broadband, networking and wireless," said John Daane, LSI Logic executive vice president of the Communications Products Group. "DataPath provides LSI Logic with key analog building blocks for ADSL, cable modems, and high-speed transceivers that complement existing LSI Logic products for customers competing in the broadband space."

Earlier, LSI Logic announced the licensing of discrete multitone (DMT) technology from Alcatel's Carrier Data Division. By combining DataPath's Analog Front End (AFE) and the DMT engine from Alcatel, LSI Logic now offers a complete ADSL solution to customers.

Safe Harbor for Forward Looking Statements:
Statements made in this news release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended. The company's actual results in future periods may be materially different from any performance suggested in this news release. Risks and uncertainties to which the company is subject by virtue of the announced transaction may include, but may not necessarily be limited to factors associated, integration of DataPath products and technologies with the company's and unforeseen market reactions. In addition, expected financial benefits from the transaction reflect growth assumptions in broadband market applications, which may not necessarily occur as anticipated. The company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the company's control. In the context of forward-looking information provided in this news release, reference is made to the

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discussion of risk factors detailed in the company's filings with the Securities and Exchange Commission during the past 12 months.

About LSI Logic

LSI Logic Corporation is a leading supplier of communications chips for broadband, data networking, wireless and set-top box applications. In addition, the company provides chips and boards for network computing and supplies storage network solutions for the enterprise. LSI Logic is headquartered at 1551 McCarthy Blvd., Milpitas, CA 95035, www.lsilogic.com.

About DataPath Systems

DataPath Systems, Inc. founded in 1994, designs, develops and manufactures complex mixed analog/digital ICs for the communications and storage industries. Headquartered in San Jose, DataPath Systems' team of world-class engineers has developed leading edge, 'best-of-class' performance solutions for the ADSL and mass storage markets.